Exhibit 10.6

August 12, 2020

Mark S. Berger, M.D.

275 Madison Avenue, Suite 702

New York, NY 10016

Dear Dr. Berger,

On behalf of Actinium Pharmaceuticals, Inc. (the “Company”), I am pleased to provide you with this contract (the “Agreement”) related to your position as Chief Medical Officer of the Company. This Agreement replaces and supersedes the employment agreement between you and the Company dated December 27, 2016.

1. Position. The terms of your position with the Company are as set forth below:

(a) You shall continue to serve as Chief Medical Officer. You shall report to the Chief Executive Officer or appropriate company officer, as designated by the CEO, the Board of Directors of the Company (the “Board”) or its representative, and shall perform your duties for the Company at the Company’s offices in New York City, or at another location as directed by the Company in accordance with its policies that may be in place from time to time, except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices of the Company are currently located in New York City at 275 Madison Avenue, 7th Floor, New York, NY 10016.

(b) You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder.

2. Compensation.

(a) Base Salary. The Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate adjustments to each component of your compensation each calendar year.

(b) Performance Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board may award bonuses to you of up to 30% of your annual base salary, based upon the achievement of written individual and corporate objectives such as the Board shall determine.

(c) Stock Option Grant. From time to time the Board may grant you an option to purchase common shares of the Company (the “Grant”). Unless specified otherwise, the Grant shall be subject to the vesting schedule below.

(i) Stock Options. Such option will have an exercise price equal to the closing price of the Company’s common stock on the date of Board approval of the Grant, which is equal to fair market value as determined by the Board on the date of the grant (the “Grant Date”).

(ii) Vesting Schedule of the Grant. Two percent (2%) of the Grant shall vest each month from the Grant Date until fully vested in accordance with the provisions of the Company’s Amended and Restated 2013 Stock Plan and 2019 Stock Plan. The term of all option granted under this Agreement will be for 10 years from the Grant Date, subject to your continuing service with the Company. The option will be incentive stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Amended and Restated 2013 Stock Plan or 2019 Stock Plan and corresponding Stock Option Agreement between you and the Company.

3. Benefits.

(a) Benefit Plans. The Company will provide you with the opportunity to participate in the standard benefit plans currently available to other similarly situated employees, including health, disability and life insurance plans. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(b) Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year. You may carry over a maximum of 5 days of paid vacation days and 5 days of paid sick leave time in accordance with the Company’s vacation and sick leave policy.

(c) Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

4. Change in Control. If the Company terminates your employment other than for death, Disability or Cause during the 12-month period beginning on the date of a Change in Control (as defined in the Company’s Amended and Restated 2013 Stock Plan and 2019 Stock Plan), you shall be entitled to the following, subject to Section 5 hereof:

(a) A single lump sum payment equal to twelve (12) months of your annual base salary (at the rate in effect as of the date of termination), payable within thirty (30) business days following the date the Release (as defined in Section 5 hereof) becomes effective and irrevocable in accordance with its terms.

(b) Continued health benefits for the 12-month period beginning on the date of termination, with such period to run concurrently with any period for which you are eligible to elect health coverage under COBRA. During this 12-month continuation period, the Company will subsidize your COBRA premiums in an amount equal to what it would have paid toward health insurance premiums for an active employee with similar coverage. Notwithstanding the foregoing, you shall be required to pay any and all service provider premiums associated with COBRA coverage and, if you begin providing services to another service recipient and become covered by such service recipient’s health benefits plan or program, the continued health benefits and Company subsidy provided hereunder shall cease.

(c) All outstanding equity awards granted to you under the Company’s equity compensation plans shall become immediately vested and exercisable (as applicable) as of the date of such termination, the performance goals with respect to such outstanding performance awards, if any, will deemed satisfied at “target”, and all outstanding and vested Company stock options (including those that vest pursuant to the operation of this paragraph) will remain exercisable for the full duration of their term.

(d) “Cause” means: (i) your gross negligence and/or willful misconduct (as such terms are generally understood and applied to the performance of an executive) in the performance of your material duties with respect to the Company as determined, in each case, by a court of competent jurisdiction not subject to further appeal or a final arbitration award, as provided hereunder; (ii) the conviction by you of a crime constituting a felony, or (iii) you shall have committed any material act of malfeasance, dishonesty or breach of fiduciary duty against the Company, for which you shall have a thirty (30) day cure period following notice thereof from the Company (except for a conviction pursuant to subsection (ii), for which there shall be no cure period).

(e) “Disability” means that (i) you have been unable, for a period of 180 consecutive business days, to perform your duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of your life.

(f) Mitigation. In the event that you are entitled to severance pursuant to this Agreement, you have no duty to mitigate and your severance will not be reduced for any reason.

5. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Section 4(a), (b) or (c) hereof unless: (a) you or your legal representative first executes within fifty (50) calendar days after the date of presentment a release of claims agreement in the form as to be provided by the Company (the “Release”) and substantially similar to the form of Release attached hereto as Exhibit A, (b) you do not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms. The Company shall provide the Release to you for your review within ten (10) days of the date of termination.

 6. Confidential Information and Invention Assignment Agreement. By signing this Agreement, you hereby acknowledge and reaffirm your obligations under the Company’s Confidential Information and Invention Assignment Agreement, a copy of which you previously signed (the “Confidentiality Agreement”).

7. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

8. Non-Competition. During the term and for a period of three (3) years thereafter, you shall not, either directly or indirectly, engage (as principal, partner, employee, consultant, owner, independent contractor, advisor or otherwise, with or without compensation) in any business that directly or indirectly is developing, or plans to develop, radioimmunotherapy for cancer or any therapy related to bone marrow transplant (the “Competing Business”). Notwithstanding the foregoing, this does not prevent you from being engaged or employed with a business that has a Competing Business as part of its business, so long as you are not engaged or involved in any way in the Competing Business at such business or enterprise.

9. Non-Solicitation. You agree that during the term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

10. Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Agreement evidences a transaction involving interstate commerce and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

11. Section 409A.

(a) In General. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if you are a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to you during the first six (6) months following your date of termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the date of termination. If the period during which the Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A, any payment to be made under this Agreement will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms. Further, to the extent required to comply with Section 409A: (i) the amount of any expense reimbursement to which you may be entitled hereunder during a calendar year will not affect the amount of reimbursements to be provided in any other calendar year; (ii) your right to receive reimbursement of an eligible expense hereunder is not subject to liquidation or exchange for another benefit; and (iii) provided that the requisite documentation is submitted, the Company will reimburse your eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(b) Separation from Service. A termination of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Section 409A and you are no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

12. Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	275 Madison Avenue, Suite 702
New York, NY 10016

If to you:	Mark S. Berger, M.D.
275 Madison Avenue, Suite 702
New York, NY 10016

13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company may be required to withhold pursuant to any law or government regulation or ruling.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

ACTINIUM PHARMACEUTICALS, INC.

By:
Sandesh Seth

Title:	Chief Executive Officer

Accepted and Agreed:

By:
Name: Mark S. Berger

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my relationship with the Company, in accordance with the Agreement between Actinium Pharmaceuticals, Inc. (the “Company”) and me dated as August 12, 2020 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment or consulting relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

Nothing herein shall be construed to limit my right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; or (2) disclose information to regulatory bodies. I understand that I am not required to contact the Company before engaging in such communications.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

1. I first received this Release on the date of the Agreement to which it is attached as Exhibit A;

2. I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release within [21/45] days of its presentation to me after my termination of employment;

3. I have carefully read and understand this Release;

4. The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

5. I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;

6. I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

7. I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

8. I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

9. This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

10. This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:	Date Signed: